Exhibit 99.1

July 30, 2013

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com

HFF, Inc. reports second quarter of 2013 financial and transaction production results

PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the second quarter of 2013. Based on transaction volume, HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector.

Consolidated Earnings

Second Quarter Results

The Company reported revenues of $81.0 million for the second quarter of 2013, an increase of $14.3 million, or 21.4%, compared to the second quarter of 2012 revenues of $66.8 million. The Company generated operating income of $15.4 million compared to $13.5 million for the second quarter of 2012, representing an increase of $1.9 million, or 14.4%, from the second quarter of 2012 results. This increase in operating income is primarily attributable to the 21.4% increase in revenues and was partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with, in part, (i) the net growth in headcount of 66 new associates from July 1, 2012 through June 30, 2013, (ii) an increase in incentive compensation including firm and office profit participation expenses directly tied to performance-based metrics, and (iii) increased stock compensation expense primarily related to the non-cash mark-to-market adjustments on liability-based stock awards revalued each quarter, (b) increased travel and entertainment expenses related to increased capital markets services revenues, and (c) increased depreciation and amortization costs.

HFF reports second quarter 2013 financial results

Interest and other income, net, totaled $6.4 million in the second quarter of 2013, an increase of $1.1 million, or 21.2%, as compared to $5.3 million in the second quarter of 2012. This increase is primarily a result of increased other income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business.

The Company recorded income tax expense of $8.4 million in the second quarter of 2013, compared to $7.8 million in the second quarter of 2012, an increase of $0.6 million, or 7.2%, which is primarily due to the higher income before income taxes earned in the second quarter of 2013 compared to the second quarter of 2012.

The Company reported net income attributable to controlling interest for the quarter ended June 30, 2013 of $13.1 million, compared with net income attributable to controlling interest of $10.9 million for the quarter ended June 30, 2012 (after a downwards adjustment to net income of approximately $0.1 million to reflect the impact of the noncontrolling interest of HFF Holdings LLC (Holdings) in the Operating Partnerships). Net income attributable to controlling interest for the quarter ended June 30, 2013 was $0.35 per diluted share compared to $0.29 per diluted share for the second quarter of 2012, an increase of 20.7%.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the second quarter of 2013 was $23.1 million, which represents an increase of $4.6 million, or 24.9%, as compared to $18.5 million in the second quarter of 2012. This increase in Adjusted EBITDA is primarily attributable to the increase in operating income and interest and other income, net as discussed above.

Six Month Results

The Company reported revenues of $135.2 million for the six months ended June 30, 2013, an increase of $16.6 million, or 14.0%, compared to revenues of $118.6 million during the same period in 2012. Operating income for the six months ended June 30, 2013 was $15.3 million compared to $16.2 million for the six months ended June 30, 2012, representing a decrease of $0.9 million, or 5.8%. This decrease in operating income was the result of higher operating costs which offset the increase in operating income from the 14% increase in revenues. The higher operating costs were primarily attributed to (a) increases in the Company’s compensation-related costs and expenses associated with, in part, (i) the net growth in headcount

HFF reports second quarter 2013 financial results

of 66 new associates from July 1, 2012 through June 30, 2013, (ii) an increase in incentive compensation including firm and office profit participation expenses directly tied to performance-based metrics, and (iii) increased stock compensation expense primarily related to non-cash mark-to-market adjustments on liability-based stock awards revalued each quarter, (b) increased other operating costs related, in part, to the Company’s headcount growth, such as office expansion-related occupancy costs and travel and entertainment expenses related to increased capital markets services revenues, and (c) increased depreciation and amortization costs.

Interest and other income, net, totaled $10.6 million for the six months ending June 30, 2013, an increase of $2.5 million, or 30.4%, as compared to $8.1 million for the six months ending June 30, 2012. This increase is primarily a result of increased other income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business.

The Company reported net income attributable to controlling interest for the six month period ended June 30, 2013 of $15.4 million, compared with $14.1 million for the six month period ended June 30, 2012 (after a downwards adjustment to net income of $0.2 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships). Net income attributable to controlling interest for the six month period ended June 30, 2013 was $0.41 per diluted share, as compared to net income attributable to controlling interest of $0.38 per diluted share for the same period in 2012, an increase of 7.9%.

Adjusted EBITDA for the first six months of 2013 was $30.0 million, which represents an increase of $4.2 million, or 16.3%, as compared to $25.8 million for the first six months of 2012. This increase in Adjusted EBITDA is primarily attributable to the increase in operating income (after adjusting for depreciation and amortization and non-cash stock-based compensation expense) and interest and other income, net as discussed above.

HFF reports second quarter 2013 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$81,008	$66,754	$135,223	$118,632
Operating expenses:
Cost of services	46,592	37,487	81,434	69,854
Operating, administrative and other	16,998	14,483	34,904	29,722
Depreciation and amortization	2,008	1,318	3,596	2,834

Total expenses	65,598	53,288	119,934	102,410
Operating income	15,410	13,466	15,289	16,222
Interest and other income, net	6,424	5,300	10,611	8,136
Interest expense	(9)	(12)	(18)	(21)
(Increase) decrease in payable under the tax receivable agreement	(339)	—	(339)	(9)

Income before income taxes	21,486	18,754	25,543	24,328
Income tax expense	8,386	7,824	10,127	10,001

Net income	13,100	10,930	15,416	14,327
Net income attributable to noncontrolling interest (1)	—	75	—	196

Net income attributable to controlling interest	$13,100	$10,855	$15,416	$14,131

Earnings per share - basic	$0.35	$0.29	$0.41	$0.38
Earnings per share - diluted	$0.35	$0.29	$0.41	$0.38
Weighted average shares outstanding - basic	37,369,753	37,015,153	37,312,994	36,706,390
Weighted average shares outstanding - diluted	37,743,679	37,219,360	37,612,733	36,861,561

Adjusted EBITDA	$23,097	$18,489	$29,957	$25,765

Note:

(1)	The noncontrolling interest adjustment on the consolidated financial statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the Company’s 2007 initial public offering and after giving effect to the Operating Partnerships units held by Holdings that have been subsequently exchanged for shares of Class A common stock of HFF, Inc. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company has since its initial public offering, operated and controlled all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is reflected as a noncontrolling interest in HFF, Inc.’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships. As of August 31, 2012, Holdings exchanged all of its remaining interests in the Operating Partnerships and the Company, through its wholly-owned subsidiaries, became, and continues to be, the only equity holder of the Operating Partnerships.

HFF reports second quarter 2013 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

Second Quarter Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Three Months Ended June 30,
By Platform	2013		2012
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$6,631,471	209	$5,865,010	206
Investment Sales	5,341,700	119	2,764,152	90
Structured Finance	258,146	13	600,217	25
Loan Sales	68,432	4	428,749	13

Total Transaction Volume	$12,299,749	345	$9,658,128	334

Average Transaction Size	$35,651		$28,917

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$2,139,500		$1,644,000
Loan Servicing Portfolio Balance	$32,253,081	2,313	$28,815,314	2,162

Production volumes for the second quarter of 2013 totaled $12.3 billion on approximately 345 transactions, representing an increase in production volumes of approximately $2.6 billion, or 27.4%, and an increase of 3.3% in the number of transactions when compared to second quarter of 2012 production of approximately $9.7 billion on 334 transactions. The average transaction size for the second quarter of 2013 was $35.7 million, approximately 23.3% higher than the comparable figure of approximately $28.9 million for the second quarter of 2012.

•	Debt Placement production volume was approximately $6.6 billion in the second quarter of 2013, representing an increase of 13.1% from second quarter of 2012 volume of approximately $5.9 billion.

•	Investment Sales production volume was approximately $5.3 billion in the second quarter of 2013, representing an increase of 93.2% over second quarter of 2012 volume of approximately $2.8 billion.

HFF reports second quarter 2013 financial results

•	Structured Finance production volume was approximately $258.1 million in the second quarter of 2013, a decrease of 57.0% from the second quarter of 2012 volume of approximately $600.2 million.

•	Loan Sales production volume was approximately $68.4 million for the second quarter of 2013, a decrease of 84.0% from the second quarter of 2012 volume of $428.7 million.

•

At the end of the second quarter of 2013, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $2.1 billion compared to approximately $1.6 billion at the end of the second quarter of 2012, representing a 30.1% increase.

•

The principal balance of the Company’s Loan Servicing portfolio increased by approximately $3.4 billion, or 11.9%, to approximately $32.3 billion at the end of the second quarter of 2013 from $28.8 billion at the end of the second quarter of 2012.

Six Month Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Six Months Ended June 30,
By Platform	2013		2012
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$11,166,694	395	$10,584,235	367
Investment Sales	8,079,901	186	5,559,015	161
Structured Finance	542,848	33	760,290	34
Loan Sales	95,392	8	564,932	21

Total Transaction Volume	$19,884,835	622	$17,468,472	583

Average Transaction Size	$31,969		$29,963

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$2,139,500		$1,644,000
Loan Servicing Portfolio Balance	$32,253,081	2,313	$28,815,314	2,162

Production volumes for the six months ended June 30, 2013 totaled approximately $19.9 billion on 622 transactions, representing a 13.8% increase in production volume and a 6.7% increase in the number of transactions when compared to the production volumes of approximately $17.5 billion on 583 transactions for the comparable period in 2012. The average transaction size for the six months ended June 30, 2013 was $32.0 million, representing a 6.7% increase from the comparable figure of $30.0 million in the first six months of 2012.

HFF reports second quarter 2013 financial results

Business Comments

Pursuant to its strategic growth initiatives, the Company continued to expand its total employment and production ranks to their respective highest levels since the Company went public in January 2007. The Company’s total employment reached 607 associates as of June 30, 2013, which represents a net increase of 66, or 12.2%, over the comparable total of 541 associates as of June 30, 2012. HFF’s total number of transaction professionals reached 244 as of June 30, 2013, which represents a net increase of 30, or 14.0% over the comparable total of 214 transaction professionals as of June 30, 2012. Over the past twelve months, we continued to add transaction professionals to our existing lines of business and product specialties through the promotion and recruitment of associates in 16 of our 21 offices. Our significant growth in both the associate and transaction professional ranks illustrates the Company’s continued investment and commitment to strategically grow its business by taking advantage of all appropriate opportunities in an effort to better serve our clients and grow our market share.

“Due primarily to the ongoing and unprecedented quantitative easing by the U.S. Federal Reserve, whose balance sheet has now grown to approximately $3.6 trillion, as well as additional quantitative easing by most other global central banks, there was continued improvement in the public and private sectors of the U.S. commercial real estate capital markets in the second quarter of 2013. These improved conditions coupled with a slowly improving economy continued to benefit certain sectors of the U.S. commercial real estate market, especially core, core plus and certain valued-add properties in most of the major markets. Generally speaking, given the improving conditions in the U.S., we expect to see further modest improvement in property level fundamentals for most property types in the majority of the major markets with more stagnant conditions in some secondary and most tertiary markets. However, as previously reported, we believe improvements in property level fundamentals as well as transaction volumes in the U.S. commercial real estate capital markets will remain vulnerable to the global and domestic macro concerns, such as (a) the Eurozone’s continued inability to resolve its sovereign debt problems and the inter-related tier-one capital issues in the majority of the European banks, (b) the ongoing tensions in the Middle East and

HFF reports second quarter 2013 financial results

North Korea, (c) potentially higher interest rates resulting from the future anticipated tapering and the ultimate reversal of the quantitative easing of the global central banks, especially the U.S. Federal Reserve whose balance sheet has increased by approximately $2.6 trillion since 2008, and (d) the Federal deficits and the unresolved budget and sequestration issues in the U.S. coupled with serious budget choices faced by state and local governments combined with stubbornly high unemployment levels, which have the potential to derail the improving economic and capital market conditions in the U.S.,” said John H. Pelusi, Jr., the Company’s chief executive officer.

“Just as we have since January 2010, during the quarter we continued to invest in our business and aggressively pursue our strategic growth initiatives through both organic promotions and recruitment, in the face of the above-mentioned macro-concerns which we have successfully navigated since 2008. Since January 2010, we have grown our headcount by more than 61% with the addition of a net total of 231 highly talented associates, including a nearly 54% increase in our production ranks with the addition of 85 net transaction professionals. In the past twelve months we have grown our head count by more than 12% with the addition of a net total of 66 high-quality, talented associates, including a 14% increase in our production ranks with the addition of a net total of 30 transaction professionals. Our current headcount of 607 associates and the 244 transaction professionals included therein are both new high-water marks for the Company,” said Mr. Pelusi.

“As reported in March of this year, we believe that approximately 5% to 10% of our fourth quarter 2012 production revenues may have been attributable to tax-related transaction activity due to the legislative increases in capital gain tax rates, which became effective January 1, 2013, and, therefore, we believe our first six month production revenues and operating results were likely negatively impacted due to this tax-related transaction activity. Notwithstanding the anticipated headcount growth and the aforementioned tax-related transaction activity that may have been pushed up into the fourth quarter of 2012 from 2013, we believe we continued to grow our market share relative to the industry during the second quarter and first six months of 2013 as evidenced by our strong production and operating results. Our transaction volumes for the second quarter and first six months of 2013 were up 27.4% and nearly 14%, respectively, and our commercial loan servicing portfolio increased nearly 12% to $32.3 billion, which represents a new high-watermark.

HFF reports second quarter 2013 financial results

Our total revenues and Adjusted EBITDA were up 21.4% and 24.9%, respectively, for the second quarter of 2013 and were among the best quarterly results recorded by the Company since going public, and for the first six months of 2013, total revenues and Adjusted EBITDA were also up a strong 14% and 16%, respectively,” said Mr. Pelusi.

“We believe our significant, prudent and continuing investments in our talented associates combined with the ongoing mentoring by our deep and experienced Leadership Team will continue to pay long-term dividends, as we believe they have since 2010 as evidenced by our significant growth in revenues and earnings over this period. We also believe our strong balance sheet, which includes more than $138 million in cash and cash equivalents, after the payment of the special dividend of approximately $56.3 million in December 2012, and the continued investment of money, time and experience has and will continue to enable us to better serve our clients, best position the Company to take advantage of future strategic opportunities as they arise, capture additional market share, and take advantage of the forecasted transaction volumes that are likely to arise from the nearly $1.7 trillion of commercial real estate loans that are set to mature between 2013 and 2017,” said Mr. Pelusi.

“We believe our 244 transaction professionals, who have an average tenure of approximately 17.5 years in the commercial real estate industry, coupled with our enhanced disciplined management oversight from our deep and experienced Leadership Team, will enable us to continue to provide value-add winning solutions for our clients. We remain grateful to our clients who continue to show their confidence in our ability to create and execute winning strategies for them. We would also like to thank our associates who continue to demonstrate their ability to quickly adapt, innovate and share their collective knowledge from each transaction to provide superior value-added services to our clients,” added Mr. Pelusi.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income attributable to controlling interest, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

HFF reports second quarter 2013 financial results

Earnings Conference Call

The Company’s management will hold a conference call to discuss second quarter and first six months 2013 financial results on Tuesday, July 30, 2013 at 6:00 p.m. Eastern Time. To listen, participants should dial 866-314-5232 in the U.S. and 617-213-8052 for international callers approximately 10 minutes prior to the start of the call and enter participant code 73924197. A replay will become available after 8:00 p.m. Eastern Time on Tuesday, July 30, 2013 and will continue through August 30, 2013, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 13399644.

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Tuesday, July 30, 2013 beginning at 6:00 p.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 21 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, private equity and structured finance, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does

HFF reports second quarter 2013 financial results

update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$138,184	$126,331
Accounts receivable, receivable from affiliate and prepaids	7,871	4,485
Mortgage notes receivable	62,910	261,272
Property, plant and equipment, net	4,739	4,800
Deferred tax asset, net	163,041	169,929
Intangible assets, net	20,663	21,611
Other noncurrent assets	760	771

Total assets	$398,168	$589,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$62,910	$261,272
Accrued compensation, accounts payable and other current liabilities	36,361	46,867
Long-term debt (includes current portion)	554	578
Deferred rent credit and other liabilities	4,175	4,516
Payable under the tax receivable agreement	155,283	154,944

Total liabilities	259,283	468,177
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 37,248,416 and 37,063,844 shares outstanding, respectively	372	371
Additional paid in capital	75,418	71,267
Treasury stock	(2,760)	(1,055)
Retained earnings	65,855	50,439

Total equity	138,885	121,022

Total liabilities and stockholders’ equity	$398,168	$589,199

HFF reports second quarter 2013 financial results

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income attributable to controlling interest before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) net income attributable to the noncontrolling interest, (v) stock-based compensation expense, which is a non-cash charge, (vi) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (vii) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income attributable to controlling interest in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income attributable to controlling interest in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also

HFF reports second quarter 2013 financial results

considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

Set forth below is an unaudited reconciliation of consolidated net income attributable to controlling interest to Adjusted EBITDA for the Company for the three and six months ended June 30, 2013 and 2012:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Net income attributable to controlling interest	$13,100	$10,855	$15,416	$14,131
Add:
Interest expense	9	12	18	21
Income tax expense	8,386	7,824	10,127	10,001
Depreciation and amortization	2,008	1,318	3,596	2,834
Net income attributable to noncontrolling interest	—	75	—	196
Stock-based compensation	670	195	3,200	1,842
Initial recording of mortgage servicing rights	(1,415)	(1,790)	(2,739)	(3,269)
Increase (decrease) in payable under the tax receivable agreement	339	—	339	9

Adjusted EBITDA	$23,097	$18,489	$29,957	$25,765

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